INDEPENDENT AUDITOR'S CONSENT

     We consent to the incorporation by reference in the Registration Statements of Computer Comcepts Corp. on Forms S-8 (File No. 33-88260, effective December 30, 1994, File No. 33-94058, effective June 28, 1995, File No. 333-4070, effective April 25, 1996, File No. 333-42795, effective December 19, 1997, File No. 333-52875, effective May 15, 1998 and File No. 333-72203, effective February 11, 1999) of our report dated February 18, 2000, appearing in the Annual Report on Form 10-K of Computer Concepts Corp. for the year ended December 31, 1999.

/s/ Hays & Company
Hays & Company
March 10, 2000
New York, New York